Exhibit 99.1

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for June 2023

HOUSTON, Texas, June 20, 2023 – PNC Bank, National Association, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today declared a monthly cash distribution to the holders (the “Unit Holders”) of its units of beneficial interest (the “Units”) of $791,746.81 or $0.016987 per Unit, based primarily upon the reported production of the Trust’s subject interests (the “Subject Interests”) during the month of April 2023. The distribution is payable July 17, 2023, to the Unit Holders of record as of June 30, 2023.

For the production month of April 2023, the owner of the Subject Interests, Hilcorp San Juan L.P. and the operator of the Subject Interests, Hilcorp Energy Company (collectively, “Hilcorp”), reported to the Trust net profits of $1,187,373 ($890,530 net royalty amount to the Trust).

Hilcorp reported $4,388,489 of total revenue from the Subject Interests for the production month of April 2023, consisting of $4,100,728 of gas revenues and $287,761 of oil revenues. For the Subject Interests, Hilcorp reported $3,201,117 of production costs for the production month of April 2023, consisting of $2,540,847 of lease operating expense, $596,982 of severance taxes and $63,288 of capital costs. The production cost increase was due primarily to capital costs associated with workovers and recompletes.

Based upon the information that Hilcorp provided to the Trust, gas volumes for the Subject Interests for April 2023 totaled 1,885,511 Mcf (2,095,012 MMBtu), as compared to 2,078,429 Mcf (2,309,365 MMBtu) for March 2023. The decline in April production volume was primarily due to third party plant scheduled maintenance outages.

Dividing gas revenues by production volume yielded an average gas price for April 2023 of $2.17 per Mcf ($1.96 per MMBtu), as compared to an average gas price for March 2023 of $3.00 per Mcf ($2.70 per MMBtu).

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by our professional consultants and outside counsel to ensure full compliance with all the underlying operative Trust agreements and evaluating all available potential remedies in the event there is evidence of non-compliance.

Contact:	San Juan Basin Royalty Trust

PNC Bank, National Association
PNC Asset Management Group 2200 Post Oak Blvd., Floor 18
Houston, TX 77056 website: www.sjbrt.com e-mail: sjt@pnc.com

Ross Durr, RPL, Senior Vice President & Mineral Interest Director
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553